Exhibit 99.1

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KPMG LLP
Chartered Accountants
Yonge Corporate Centre                                 Telephone (416) 228-7000
4120 Yonge Street, Suite 500                           Telefax (416) 228-7123
North York ON M2P 2B8                                  www.kpmg.ca
Canada





Mr.  Ronald Terry Cooke
Chairman and President
Power Interactive Media, Inc.
181 Whitehall Drive
Markham, Ontario Canada
L3R 9T1



March 18, 2002


Dear Mr.  Cooke:

We have not been able to complete the quarterly review of Power Interactive Media, Inc. for the quarter ended January 31, 2002 due to not receiving the draft financial statements in time to complete our review. We expect the financial statements to be completed by March 20, 2002


Yours very truly,

/s/ Patrick A.  Ryan
Patrick A.  Ryan
Partner
(416) 288-7199

PAR/slm